Exhibit 10.43
Federal Communications Commission
Before the
Federal Communications Commission
Washington, D.C. 20554

In the Matter of	)
)
Applications for Consent to the Assignment	)
and/or Transfer of Control of Licenses	)	MB Docket No. 05-192
)
Adelphia Communications Corporation,	)
(and subsidiaries, debtors-in-possession),	)
Assignors,	)
to	)
Time Warner Cable Inc. (subsidiaries),	)
Assignees;	)
)
Adelphia Communications Corporation,	)
(and subsidiaries, debtors-in-possession),	)
Assignors and Transferors,	)
to	)
Comcast Corporation (subsidiaries),	)
Assignees and Transferees;	)
)
Comcast Corporation, Transferor,	)
to	)
Time Warner Inc., Transferee;	)
)
Time Warner Inc., Transferor,	)
to	)
Comcast Corporation, Transferee	)
ERRATUM
Released: July 27, 2006
By the Chief, Media Bureau:
     1. On July 21, 2006, the Commission released a Memorandum Opinion and Order (FCC 06-105) in the above-captioned proceeding. This Erratum corrects that document as indicated.
     2. The words “Comcast Communications Corporation” are corrected to read as “Comcast Corporation” in: (1) line II.B. of the Table of Contents; (2) the heading for Section II.B., before paragraph 7; (3) the first sentence of paragraph one; and (4) the Definitions section of Appendix B.
     3. The words “TWE Redemption Transaction” are corrected to read as “TWE and Time Warner Cable Redemption Transactions” in: (1) line X.C. of the Table of Contents and (2) the heading for Section X.C., before paragraph 309.
     4. In the second sentence of footnote 19, the word “virtually” is deleted. Also in footnote 19, the third sentence, which reads, “Separately, Adelphia will transfer a small number of subscribers from the Century-TCI partnerships directly to Time Warner.”, is deleted.1
     5. In the first sentence of paragraph 13, the word “Following” is amended to “Prior to”.2 Also in paragraph 13, the last sentence, which reads, “In addition, Time Warner Cable would pay Comcast $1.9 billion in cash.”, is amended to read, “In addition, the Time Warner Cable subsidiary would hold $1.9 billion in cash.”
     6. In footnote 57, after the words “Public Interest Statement at 3;” the following words are inserted, “id. at Ex. A, Asset Purchase Agreement between Adelphia Communications Corp. and Time Warner NY Cable LLC, Section 2.8, at 53”. Also in footnote 57, the word “segment” is deleted.3
     7. In the first sentence of paragraph 14, the word “Next” is deleted and the first letter of the word “under” is capitalized. Also in paragraph 14, the last sentence, which reads, “In addition, TWE would pay $133 million in cash to Comcast.”, is amended to read, “In addition, the limited liability company would hold $133 million in cash.”
     8. In the first sentence of paragraph 22, the word “related” is deleted.
     9. In the last sentence of paragraph 46, the words “and certain other systems acquired from Adelphia” are deleted.4
     10. In paragraph 54, in the seventh sentence, the words “prior to the closing date of the transactions,” are amended to read, “within 90 days after consummation of the transactions” and the words “will be in compliance with the requirements of section 76.504 after the transactions.” are amended to read, “is in compliance with the requirements of section 76.504.”
     11. In footnote 877, the word “received” is changed to “retained”.
     12. In the first sentence of paragraph 289, the words “in exchange for certain cable systems and cash” are amended to “in exchange for subsidiaries holding certain cable systems and cash”.
     13. In footnote 911, the two references to “Time Warner” are amended to “Time Warner Cable” in the sentence that begins “Such assets include . . . .” In the second sentence of paragraph 309, the two references to “Time Warner” are amended to “Time Warner Cable”.

[1]	See Letter from Michael H. Hammer, Willkie Farr & Gallagher LLP, to Marlene H. Dortch, Secretary, FCC (July 25, 2006) (“July 25, 2006 Ex Parte”) at 2 (clarifying the record and indicating that representations in the Public Interest statement relating to footnote 19 and paragraph 46 of the Order are incorrect); Letter from Michael H. Hammer, Willkie Farr & Gallagher LLP, to Marlene H. Dortch, Secretary, FCC (July 26, 2006) (“July 26, 2006 Ex Parte”) at 1-2 (indicating that Adelphia’s Dec. 12, 2005 Response to Information Request was incorrect with respect to CUID CA1617 and further correcting and clarifying the record).

[2]	See July 26, 2006 Ex Parte at 1.

[3]	See July 25, 2006 Ex Parte, Att. at 2 (requesting deletion of the word “segment,” which appeared in the title to the attachment to the letter from Arthur H. Harding, Fleischman and Walsh, L.L.P., Counsel for Time Warner Inc., to Marlene H. Dortch, Secretary, FCC (March 23, 2006)).

[4]	See July 25, 2006 Ex Parte at 2 (indicating that identical language in the Public Interest Statement is incorrect).

     14. In the fifth sentence of paragraph 310, the word “partnership” is amended to “Interest”. In the sixth sentence of paragraph 310, the words “unwinding of TWE” are amended to “unwinding of the TWE Interest”.
     15. In paragraph 314, the words “within 60 days of consummation” are amended to read “within 60 days after consummation”.
     16. Paragraph 315 is amended to read “IT IS FURTHER ORDERED that within 90 days after consummation of the transactions, Time Warner and Comcast each provide to the Office of the Secretary of the Commission an affidavit, signed by a competent officer of the companies, certifying without qualification that the requirements of section 76.504 of the Commission’s rules, 47 C.F.R. § 76.504, have been satisfied.”
     17. This action is taken under delegated authority pursuant to section 0.283 of the Commission’s rules.5
FEDERAL COMMUNICATIONS COMMISSION
Donna C. Gregg
Chief, Media Bureau

[5]	47 C.F.R. § 0.283.

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